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                                                                news


FINANCIAL
RELATIONS BOARD




FOR YOUR INFORMATION:           RE:     Tefron Ltd.
                                        Park Ezurim
                                        94 Derech Em Hamashavot
                                        Petach Tikvah 49527
                                        Israel
                                        (NYSE:  TFR)

AT THE COMPANY                  AT FINANCIAL RELATIONS BOARD
--------------                  ----------------------------

Mr. Gil Rozen                   Marilynn Meek - General Info. - (212) 827-3773
Chief Financial Officer
972-3-923-0215
Fax:  972-3-922-9035

                      Tefron reports third quarter results
                      ------------------------------------

Highlights

     o    Sales rose 10.9% to $43.7 million over third quarter 2003
     o    EBITDA of $2.7 million dollars; operating cash flow of $1.2 million
     o Operational difficulties accompanying the increasing focus on active wear, coupled with a general strike in Israel's ports negatively effected the results


Petach Tikvah, Israel, November 11, 2004 - Tefron Ltd. ( NYSE: TFR), one of the world's leading producers of seamless intimate apparel, today announced financial results for the third quarter ended September 30, 2004.

The Company recorded sales of $43.7 million for the third quarter of 2004, an increase of 10.9% as compared to sales of $39.4 million for the same period last year. Sales were adversely affected by a general strike in Israel's ports, which caused a shortage of raw materials. This shortage resulted in a decrease in production volume and an increase in operating cost, which affected the Company's ability to achieve greater operating efficiencies. Additionally, the Company recorded an expense of $0.6 million in the third quarter 2004 due to a partial write off of unoccupied buildings in North Carolina.

Gross profit for the quarter was $4.6 million, a decrease of 13.2%, as compared to gross profit of $5.3 million for the third quarter of 2003. Operating loss for the third quarter was $1.6 million, as compared to operating income of $47,000 for the equivalent quarter last year. Net loss for the quarter was $2.9 million or $(0.17) per diluted share, compared to a net loss of $1.1 million, or $(0.09) dollars per diluted share, for the third quarter of 2003.

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EBITDA was $2.7 million for the third quarter of 2004, as compared to EBITDA of
$2.6 million for the third quarter of 2003. A reconciliation of EBITDA to income before tax is attached. Cash flow from operations for the third quarter was $1.2 million, as compared to negative cash flow from operations of $2.8 million for the same period last year.

Sales for the first nine months of 2004 were $138.2 million, an increase of 12.6%, as compared to sales of $122.7 million for the first nine months of 2003. Gross profit for the first nine months of 2004 was $19.5 million, an increase of 8.4% as compared to gross profit of $18.0 million for the equivalent period last year. Operating income for the first nine months of the year was $2.5 million, as compared to operating income of $2.7 million for the first nine months of 2003. Net loss for the first nine months of 2004 was $2.7 million dollars, or $(0.18) per diluted share, as compared to a net loss of $2.3 million, or $(0.18) per diluted share, for the same period last year.

The Company reported EBITDA of $11.6 million for the first nine months of 2004, as compared to EBITDA of $10.1 million for the first nine months of 2003. Cash flow from operations for the first nine months of 2004 was $6.7 million, as compared to $2.1 million for the same period last year.

Mr. Yos Shiran, Chief Executive Officer stated, "As stated in the past, we are strategically evolving from an intimate apparel company with one anchor customer to an active wear, swim wear and intimate apparel company with a more diversified customer base. Seamless active wear with its complicated new technology and use of new materials is successfully penetrating the active wear market. However, the complexity of this technology has resulted in additional operating difficulties that are lasting longer than we anticipated. Furthermore, third quarter results were also negatively influenced by the strike in Israeli ports which resulted in a loss of sales of about $2.5 million and impacted our ability to continue improvement of our operating efficiency."

"We expect an improvement in sales and in operating efficiency for our fourth quarter, although our operations in October were still negatively affected by the strike. We believe our leadership position in seamless technology will reap the fruits of our labor over the longer term, even though we have experienced a more costly short-term set back than expected."

"We are pleased with the positive response that we are receiving from our active wear clients for our seamless products. We are witnessing a shift in the active wear buying patterns from traditional garments to the new seamless products, which is resulting in significant increased orders. We are seeing the growth of a new market for our seamless activewear products which we estimate may be two to three times as large as our existing intimate apparel market. We look forward to Tefron's becoming the leading producer and innovator in this field. Further, we anticipate that in 2005 active wear will be one third of our apparel sales, mainly due to the increase of sales to key active wear strategic customers."

Tefron manufactures boutique-quality everyday seamless intimate apparel sold throughout the world by such name-brand marketers as Victoria's Secret, Target, Warnaco/Calvin Klein, The Gap, Banana Republic, Nike, Mervyn's, Patagonia and Adidas, and as well as other well known American retailers and designer labels. The

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company's product line includes knitted briefs, bras, tank tops, boxers, leggings, crop, T-shirts, nightwear, bodysuits, swim wear, beach wear and active-wear. The Company's Healthcare Division manufactures and sells a range of textile healthcare products.



THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, FLUCTUATIONS IN, OR LOWER THAN EXPECTED, PRODUCT DEMAND PARTICULARLY FOR OUR NEW ACTIVE WEAR PRODUCTS, DIFFICULTIES IN IMPROVING OPERATING EFFICIENCIES, AND GENERAL ECONOMIC CONDITIONS, AS WELL AS CERTAIN OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED.


                            -Financial Tables Follow-


                                                                                 TEFRON LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

                                             NINE MONTHS ENDED            THREE MONTHS ENDED
                                                SEPTEMBER 30,                SEPTEMBER 30,           YEAR ENDED
                                        ----------------------------  ----------------------------   DECEMBER 31,
                                            2004          2003 *)         2004           2003           2003
                                        -------------  -------------  -------------  -------------  -------------
                                                                   UNAUDITED
                                        ----------------------------------------------------------------
Sales, net                               $   138,165    $   122,653    $    43,685    $    39,403    $   163,086
Cost of sales                                118,694        104,689         39,062         34,080        139,422
                                        -------------  -------------  -------------  -------------  -------------

Gross profit                                  19,471         17,964          4,623          5,323         23,664
Selling, general and administrative
  expenses                                    16,940         15,298          6,202          5,276         20,323
                                        -------------  -------------  -------------  -------------  -------------

Operating income (loss)                        2,531          2,666         (1,579)            47          3,341
Financing expenses, net                        3,040          3,585          1,296          1,052          5,628
Other expenses (income), net                    (61)           (234)           (62)             3           (228)
                                        -------------  -------------  -------------  -------------  -------------

Loss before taxes on income                    (448)           (685)        (2,813)        (1,008)        (2,059)
Taxes on income                                 711            (665)          (477)          (659)          (424)
                                        -------------  -------------  -------------  -------------  -------------

Loss after taxes on income                   (1,159)            (20)        (2,336)          (349)        (1,635)
Equity in losses of affiliated
  companies                                       -            (183)             -           (161)          (183)
Minority interest in earnings of a
  subsidiary                                 (1,569)         (1,965)          (588)          (638)        (2,550)
Pre-acquisition earnings of
  subsidiary since July 1, 2003                   -             (85)             -              -            (85)
                                        -------------  -------------  -------------  -------------  -------------

Net loss                                 $   (2,728)    $    (2,253)   $    (2,924)   $    (1,148)   $    (4,453)
                                        =============  =============  =============  =============  =============

Basic and diluted net loss per share     $    (0.18)    $     (0.18)   $     (0.17)         (0.09)   $     (0.36)
                                        =============  =============  =============  =============  =============



*)  Restated,

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
                                                                     TEFRON LTD. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                                   SEPTEMBER 30,
                                                            --------------------------   DECEMBER 31,
                                                                2004          2003           2003
                                                            ------------  ------------   ------------
                                                                    UNAUDITED
                                                            --------------------------
    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                  $    5,249    $    1,765     $    6,877
  Trade receivables (net of allowance for doubtful debts)        21,962        20,900         24,917
  Other accounts receivable and prepaid expenses                  5,445         4,862          6,166
  Inventories                                                    32,212        27,776         31,676
  Property, plant and equipment held for sale                       255             -              -
                                                            ------------  ------------   ------------

TOTAL current assets                                             65,123        55,303         69,636
                                                            ------------  ------------   ------------

SEVERANCE PAY FUNDS                                                 146           308            217
                                                            ------------  ------------   ------------

PROPERTY, PLANT AND EQUIPMENT
  Cost                                                          161,985       153,638        157,734
  Less - accumulated depreciation                                66,961        58,496         60,261
                                                            ------------  ------------   ------------

  Property, plant and equipment, net                             95,024        95,142         97,473
                                                            ------------  ------------   ------------

OTHER ASSETS:
  Goodwill                                                       31,215        30,895         30,865
  Deferred taxes                                                  2,469         4,409          3,428
  Investment in affiliated companies                                  -           393            296
  Advance to supplier of equipment                                    -         1,443              -
  Other                                                             525         1,023            806
                                                            ------------  ------------   ------------

TOTAL other assets                                               34,209        38,163         35,395
                                                            ------------  ------------   ------------

TOTAL assets                                                 $  194,502    $  188,916     $  202,721
                                                            ============  ============   ============

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
                                                                         SEPTEMBER 30,
                                                                  --------------------------   DECEMBER 31,
                                                                      2004         2003            2003
                                                                  ------------  ------------   ------------
                                                                          UNAUDITED
                                                                  --------------------------
    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term bank credit                                           $   20,325    $   22,508     $   31,761
  Current maturities of long-term debt:
    Loans from banks and other                                         16,569        10,928         10,328
    Capital leases                                                        399         1,671          1,367
  Trade payables                                                       26,906        23,167         29,558
  Liabilities in respect of issuance of shares (Note 3a)                3,454             -              -
  Other accounts payable and accrued expenses                           9,154         7,537         11,146
                                                                  ------------  ------------   ------------

TOTAL current liabilities                                              76,807        65,811         84,160
                                                                  ------------  ------------   ------------

LONG-TERM LIABILITIES:
  Loans from banks and others                                          41,482        58,352         56,471
  Capital leases                                                           24           601            327
  Deferred taxes                                                        6,825         8,303          7,570
  Accrued severance pay                                                 2,714         2,332          2,486
                                                                  ------------  ------------   ------------

TOTAL long-term liabilities                                            51,045        69,588         66,854
                                                                  ------------  ------------   ------------

MINORITY INTEREST                                                      16,121        14,662         15,052
                                                                  ------------  ------------   ------------

SHAREHOLDERS' EQUITY:
  Share capital
    Ordinary shares of NIS 1 par value: Authorized: 50,000,000 shares as of September 30, 2004 and 2003 and December 31,
      2003; Issued and outstanding: 18,014,247 shares as of
      September 30, 2004 (December 31, 2003 and September 30,
      2003 - 13,409,566 shares)                                         6,582         5,575          5,575
    Deferred shares of NIS 1 par value: Authorized, issued and
      outstanding: 4,500 shares                                             1             1              1
  Additional paid-in capital                                           79,093        62,810         62,810
  Deferred stock compensation (Note 3b)                                  (688)            -              -
  Accumulated deficit                                                 (27,051)      (22,123)       (24,323)
                                                                  ------------  ------------   ------------

                                                                       57,937        46,263         44,063
  Less - 997,400 Ordinary shares in treasury, at cost                  (7,408)       (7,408)        (7,408)
                                                                  ------------  ------------   ------------

TOTAL shareholders' equity                                             50,529        38,855         36,655
                                                                  ------------  ------------   ------------

TOTAL liabilities and shareholders' equity                         $  194,502    $  188,916     $  202,721
                                                                  ============  ============   ============

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
                                                                                          TEFRON LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                                      NINE MONTHS ENDED            THREE MONTHS ENDED
                                                         SEPTEMBER 30,                SEPTEMBER 30,           YEAR ENDED
                                                 ----------------------------  ----------------------------   DECEMBER 31,
                                                     2004          2003 *)         2004           2003           2003
                                                 -------------  -------------  -------------  -------------  -------------
                                                                            UNAUDITED
                                                 ----------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                          $    (2,728)   $    (2,253)   $    (2,924)   $    (1,148)   $    (4,453)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities
  (a)                                                   9,378          4,311          4,173         (1,661)         7,329
                                                 -------------  -------------  -------------  -------------  -------------

Net cash provided by (used in) operating
  activities                                            6,650          2,058          1,249         (2,809)         2,876
                                                 -------------  -------------  -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property, plant and equipment            (7,179)        (2,274)        (2,142)          (416)        (3,948)
Investment grants received                                953          1,868            415              -          1,868
Investment (realization of investment) in
  affiliated companies                                      -           (103)             -             63           (125)
Proceeds from sale of property, plant and
  equipment                                               199            412            166             93            499
Cash arising on acquisition of subsidiary (b)               -            300              -              -            300
                                                 -------------  -------------  -------------  -------------  -------------

Net cash provided by (used in) investing
  activities                                           (6,027)           203         (1,561)          (260)        (1,406)
                                                 -------------  -------------  -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Receipt of long-term bank loans                             -          8,500              -              -          8,500
Repayments of long-term bank loans and other
  loans                                                (8,730)       (20,133)        (2,904)        (3,987)       (22,614)
Repayment of capital lease obligations                 (1,271)        (1,113)          (312)          (313)        (1,691)
Increase (decrease) in short-term bank credit,
  net                                                 (11,454)         6,383           (929)         3,282         15,636
Dividend paid to minority shareholders in
  subsidiary                                             (500)          (875)          (133)          (278)        (1,166)
Proceeds from issuance of shares, net              **) 19,704              -            (22)             -              -
                                                 -------------  -------------  -------------  -------------  -------------

Net cash used in financing activities                  (2,251)        (7,238)        (4,300)        (1,296)        (1,335)
                                                 -------------  -------------  -------------  -------------  -------------

Increase (decrease) in cash and cash
  equivalents                                          (1,628)        (4,977)        (4,612)        (4,365)           135
Cash and cash equivalents at beginning
  of period                                             6,877          6,742          9,861          6,130          6,742
                                                 -------------  -------------  -------------  -------------  -------------

Cash and cash equivalents at end of period        $     5,249    $     1,765    $     5,249    $     1,765    $     6,877
                                                 =============  =============  =============  =============  =============


*)     Restated

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
                                                                                  TEFRON LTD. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                              NINE MONTHS ENDED            THREE MONTHS ENDED
                                                 SEPTEMBER 30,                SEPTEMBER 30,           YEAR ENDED
                                         ----------------------------  ----------------------------   DECEMBER 31,
                                             2004          2003 *)         2004           2003           2003
                                         -------------  -------------  -------------  -------------  -------------
                                                                    UNAUDITED
                                         ----------------------------------------------------------------
(a) ADJUSTMENTS TO RECONCILE NET
      LOSS TO NET CASH PROVIDED BY
      (USED IN)
      OPERATING ACTIVITIES:

    Depreciation and amortization         $     9,023    $     7,247    $     4,192    $     2,387    $     9,005
    Accrued severance pay, net                    299           (530)           164           (174)          (692)
    Deferred income taxes, net                    380           (739)          (414)          (679)          (621)
    Equity in losses of affiliated
      companies                                     -            183              -            161            183
    Loss (gain) on disposal of
      property and equipment, net                 (53)          (207)          (244)            28           (199)
    Minority interest in earnings
      of a subsidiary                           1,569          1,965            588            638          2,550
    Pre-acquisition earnings of a
      subsidiary                                    -             85              -              -             85
    Decrease (increase) in trade
      receivables, net                          2,955          1,049          1,929         (1,750)        (3,006)
    Decrease (increase) in other
      accounts receivable and
      prepaid expenses                            525            153            400            445           (469)
    Decrease (increase) in
      inventories                              (1,067)          (932)           519           (909)        (4,482)
    Increase (decrease) in trade
      payables                                 (2,633)        (3,222)        (1,614)          (634)         3,911
    Increase (decrease) in other
      accounts payable and accrued
      expenses                                 (1,619)          (741)        (1,347)        (1,174)         1,064
                                         -------------  -------------  -------------  -------------  -------------

                                          $     9,379    $     4,311    $     4,173    $    (1,661)   $     7,329
                                         =============  =============  =============  =============  =============
(b) CASH ARISING ON ACQUISITION OF
      SUBSIDIARY:

    Working capital deficiency, net       $         -    $      (721)   $         -    $         -    $      (692)
    Property and equipment, net                     -            368              -              -            369
    Goodwill                                        -            152              -              -            122
    Accrued severance pay, net                      -            (99)             -              -            (99)
                                         -------------  -------------  -------------  -------------  -------------

                                          $         -    $      (300)   $         -    $         -    $      (300)
                                         =============  =============  =============  =============  =============

*)  Restated,


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
                                                                                  TEFRON LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE AND PER SHARE DATA)

CALCULATION OF THE IBITDA
------------------------------------------------------------------------------------------------------------------
U.S. DOLLARS IN THOUSANDS

                                              NINE MONTHS ENDED            THREE MONTHS ENDED
                                                 SEPTEMBER 30,                SEPTEMBER 30,           YEAR ENDED
                                         ----------------------------  ----------------------------   DECEMBER 31,
                                             2004          2003 *)         2004           2003           2003
                                         -------------  -------------  -------------  -------------  -------------
                                                                    UNAUDITED
                                         ----------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES ON
  INCOME (BENEFIT)                        $      (448)   $      (685)   $    (2,813)   $    (1,008)   $    (2,059)

Finance expenses, net                           3,040          3,585          1,296          1,052          5,628
Depreciation and amortization
  (see cash flows statement)                    9,023          7,247          4,192          2,387          9,005
Depreciation adjustment Q2/03                                                                  131
                                         -------------  -------------  -------------  -------------  -------------
EBITDA                                        $11,615        $10,147         $2,675         $2,562        $12,574
                                              =======        =======         ======          ======       =======
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